SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): DECEMBER 12, 1995

                            ROYCE LABORATORIES, INC.
             (Exact name of registrant as specified in its charter)

   FLORIDA                         0-15178A                       59-2202295
(State or other                (Commission File                 (IRS Employer
jurisdiction of                    Number)                   Identification No.)
incorporation)

5350 N.W. 165TH STREET, MIAMI, FLORIDA                                  33014
         (Address of Principal Executive Offices)                     (Zip Code)

Registrant's telephone number, including area code (305) 624-1500

16600 N.W. 54TH AVENUE, MIAMI, FLORIDA 33483
                   (Former name or former address, if changed since last report)

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ITEM 5.  OTHER EVENTS

         REDUCTION IN WARRANT EXERCISE PRICE

         On December 12, 1995, the Company reduced, for a limited period of time, the exercise price of the 833,333 common stock purchase warrants ("Warrants") which the Company issued on July 21, 1995 in connection with a private placement of securities completed on that date. The exercise price of the Warrants was reduced from $6.50 per share to $6.00 per share for the period commencing on December 12, 1995 and ending on February 12, 1996 (the "Limited Exercise Period"). Warrants not exercised during the Limited Exercise Period will remain outstanding and will continue to be exercisable through July 21, 1996 at an exercise price of $6.50 per share, subject to adjustment in accordance with the terms of the Warrant.

         HYDROXYCHLORIQUINE SULFATE

         On December 1, 1995, the Company received approval from the Food and Drug Administration ("FDA") of its abbreviated new drug application ("ANDA") for Hydroxychloroquine Sulfate Tablets in 200 mg. strength. Hydroxychloroquine Sulfate is the generic version of Plaquenil(Registered trademark), a drug used in the treatment of rheumatoid arthritis, discoid and systemic lupus and malaria. According to industry data, sales for Plaquenil(Registered trademark) during the twelve months ended September 30, 1995 were approximately $95 million. The Company has commenced distribution of this product.

         CAPTOPRIL

         In March 1995, the Company received a tentative approval from the FDA of its ANDA for Captopril (a generic version of Capoten(Registered trademark)), an anti-hypertensive drug. In order to market Captopril, the Company must receive final approval of its ANDA, which will not be granted until the expiration of patent protection for Capoten(Registered trademark) and is subject to the Company remaining in substantial compliance with current good manufacturing practices. During 1994, sales of Capoten(Registered trademark) in the United States were approximately $581 million.

         Under the General Agreement on Tariffs and Trade ("GATT") treaty implementing legislation, patent protection for Capoten(Registered trademark) was extended from August 8, 1995 until February 13, 1996. However, on June 26, 1995, the Company asserted in a certification filed with the FDA that under GATT, the Company should have the right to market Captopril after August 8, 1995, subject to the Company's possible obligation to pay "equitable remuneration" to Bristol-Myers Squibb Company, Inc. and E.R. Squibb & Sons, Inc. (collectively, "Bristol- Myers") during the period between August 8, 1995 and February 13, 1996 (the "Delta Period"). Bristol-Myers holds the patent for Capoten(Registered trademark).

         On August 4, 1995, the Company was sued by Bristol-Myers for patent infringement relating to Captopril. The suit was brought in the U.S. District Court for the Southern

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District of Florida (the "District Court") (Case No. 95-1682). This lawsuit was filed by Bristol-Myers in response to the filing of the certification by the Company.

         On August 24, 1995, the District Court ruled that under the GATT treaty implementing legislation, the Company's manufacture, use or sale of Captopril during the Delta Period will not infringe upon Bristol-Myers' patent for Capoten(Registered trademark). Based upon such determination, the District Court granted the Company's Emergency Motion to set aside the injunction which prohibits the FDA from approving the Company's ANDA for this product until the issue of infringement is resolved by the District Court. The District Court further dismissed Bristol-Myers' complaint for patent infringement. Bristol-Myers thereafter appealed the order.

         On November 1, 1995, the U.S. Court of Appeals for the Federal Circuit (the "Court") reversed and remanded, with instructions, the decision of the District Court. The Court ruled that, as a matter of law, the safe harbor provisions of GATT do not permit the Company to make, use, or sell Captopril prior to February 13, 1996. The Court further concluded that as a result of its finding, the injunction against FDA approval of the Company's ANDA for Captopril until February 13, 1996 remains in effect. The Company has appealed the Court's decision to the U.S. Supreme Court. However, barring expedited relief from the Supreme Court, it is unlikely that the Company will receive an approval of its ANDA for Captopril prior to February 13, 1996.

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                                   SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 18, 1995                        ROYCE LABORATORIES, INC.
                                               ---------------------------------
                                               (Registrant)

                                               By: /S/ PATRICK J. MCENANY
                                                   -----------------------------
                                                   Patrick J. McEnany, President

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